FY26 Sales Incentive Terms and Conditions

1.Introduction
This Sales Incentive Terms and Conditions (collectively with your Individual Commission Plan (“ICP”) or other commission-based goals) (the “Plan”) outlines the terms and conditions of the Okta Fiscal Year 2026 Sales Compensation Plan. The Plan starts effective 1st February 2025. This applies to all employees (“Plan Participant,” “you” or “your”) of Okta, Inc. (“Okta” or the “Company”) eligible to participate in the Plan. In addition to your base salary, Okta will pay a sales incentive, as described in this Plan, pursuant to any ICP or other commission-based goal adopted by the Incentive Design Steering Group (the “IDSG”). Please refer to your ICP or any other document provided to you by the IDSG that includes your commission-based goal for specific information about your sales Quota and other components of your incentive compensation.

2.Plan Period and Plan Administration
The Plan Period is effective as of February 1, 2025 through January 31, 2026. The Plan remains in effect until amended or superseded by a written document approved and issued by the IDSG. The IDSG, in its sole discretion, makes all determinations with respect to this Plan, all ICPs or any other commission-based goals adopted hereunder, including but not limited to, determining goals, territories, metrics, determinations of achievement and payout under ICPs or other commission-based goals approved for a Plan Participant and any exceptions, revisions, deletions, or modifications to the Plan. Any such alterations will be communicated to the Plan Participant in writing. For the avoidance of doubt, when used in the Plan, the term writing includes email or other forms of electronic communication.
The Plan, together with any ICP or other commission-based goals approved by the IDSG from time to time for a Plan Participant, constitutes the entire agreement between the parties with respect to sales incentive compensation and supersedes all prior agreements and understandings related to sales incentive compensation, whether written or oral.
Subject to Section 7 below, this Plan shall be binding upon, and inure to the benefit of Okta and its successors and assigns, including any corporation with which, or into which, Okta may be merged or which may succeed to its assets or business.

3.Participation
In order to participate in the Plan, you must be employed by Okta and must be designated as eligible by the IDSG. In addition, you must, in a timely fashion, sign, date and agree to the terms of (1) the Plan; (2) the ICP Acknowledgment Form or other acknowledgement form relating to any other commission-based goals approved by the IDSG for you, and (3) all other documents and agreements required by the Company. Okta will provide these documents to each eligible employee by email or other means as determined by Okta.
To be eligible for payments pursuant to this Plan and any ICP or other commission-based goals approved by the IDSG for you hereunder, you must comply with Okta’s policies, procedures and instructions, as determined by Okta in its sole discretion. You must take reasonable steps to become fully informed and knowledgeable about all Okta policies, procedures and instructions.

4.Definitions
IDSG: The Incentive Design Steering Group is the group that has sole and absolute discretion to make all sales incentive and commission determinations for Okta and its subsidiaries, including all determinations under this Plan, any ICP or other commission-based goals adopted for Plan Participants under this Plan. The IDSG consists of representatives from Finance, HR, Operations, and Go-To-Market leadership. The IDSG has the authority to delegate responsibilities under the Plan.
ICP: An Individual Commission Plan (“ICP”), is the statement provided to a Plan Participant specifying the material terms of their potential to earn commission-based compensation, including the quotas, targets, potential payout, etc. with respect to any fiscal year or other fiscal period.
Sale: Authorized sale of Okta’s Products to new or existing customers which generates Qualifying Bookings. All sales must comply with Okta’s revenue recognition policy, and if the structure of any contract alters the ability of Okta to recognize revenue, Okta reserves the right to reduce the value of a Sale to the amount which will be able to be recognized as revenue. In such case, during Okta’s approval of the proposed contract as required herein, Okta will notify you prior to any proposed contract being signed if the structure of the contract will conflict with Okta’s revenue recognition policy.
Qualifying Bookings: The net amount of all fees resulting from a closed Sale with a negotiated, agreed upon and bilaterally executed contract. The executed contract must be approved pursuant to Okta’s applicable legal and sales processes currently in place and as amended from time-to-time. In order to be considered a Qualified Booking, the start date of the contract must be within 30 days from the date of the contract is executed. To the extent the start date of the contract is delayed more than 30 days from the date the contract is executed, the executed contract will not become a Qualified Booking until 30 days prior to the start date of the contract.Qualifying Bookings can include both new customers and up-sells to existing customers (where an existing customer purchases additional user licenses, upgrades its edition, or otherwise contracts for additional fees over its initial purchase).
Qualifying Booking Close Date: The date on which a closed Sale becomes a Qualified Booking and is reflected in Okta’s customer relationship management systems (CRM) and enterprise resource planning systems (ERP).
Quota: An individualized target for sales of Products and/or Services that sets forth Okta’s expectation of the Qualifying Bookings and other metrics as may be identified in your ICP to be generated by you during a specified time period.
Quota Credit: Credit calculated in accordance with the Plan to be applied towards the Commission based on Participant’s Quota achievement and Measures specified in a Plan Document. All Credit shall be reviewable and subject to pre-approval by the IDSG.
Commission Calculations: Commissions are calculated for each measurement period based on Measures included in your Plan Document. In accordance with your Plan Document, Commissions may include base and accelerated commissions rates.

5.Commission Payment
All commission payments are subject to adjustments for a period of up to 180 days. Additionally, commission payments are subject to clawback for cancellation and/or non-payment by the customer without limitation to the aforementioned 180-days. To the extent permitted by law, the adjustments or clawback amounts to be recovered may be recovered from the Participant's future incentive payments, salary paychecks, or termination pay until fully recovered. Pursuant to any ICP or other commission-based goals adopted by the IDSG for you hereunder, the Company will pay your Commissions based on Quota attainment, calculated and paid in advance on Qualifying Bookings in the pay period following the Qualifying Booking Closed Date, each as determined in the sole discretion of the IDSG.

For detailed information on Qualifying Booking credit and how it is calculated, please review the current Okta FY26 Bookings Policy.

Commission statements will be provided electronically to Plan Participants. If you prefer a paper copy, your Incentive Plan Document is available in Xactly. All sales team members are responsible for the timely review of their commission credit statements in Xactly. Any disputes or adjustment inquiries must be submitted within 30 calendar days from the respective CRM opportunity Close Date. Dispute/adjustment requests submitted after this 30-day window are required to be submitted for GTMComp Review and shall be reviewable and subject to pre-approval by the IDSG.

6.Employment Events and Impact on Payouts
New hires, promotions, and transfers: The Company will determine if and when a new hire, newly promoted or transferred employee is eligible to participate in the Plan. To the extent you transfer to a non-commission eligible position, you will be paid all Commission earned as of your official transfer date subject to applicable law.
Transfers from sales to non sales: Participants will be eligible to receive the final earned commission payout for the last month that they were on an incentive plan. In the event that there is a deficit commission, Okta reserves the right to recover any balance from salary paychecks and termination pay until fully recovered, to the extent permitted by law.
Target Incentive Change: Participants will receive a revised incentive plan document with the new variable incentive which will reflect the revised commission rates on a go-forward basis.
Effective Incentive Plan Start date: 15th of the Month Rule: Participants who are hired on or before the 15th of the month, will be put on the Plan effective the first day of that month. Participants who are hired after the 15th of the month will be put on the Plan effective the first day of the next month. Participants will not be eligible for variable compensation until their Plan start date.
Terminations: Upon termination of your employment, you will be paid all earned and calculable Commission up to your termination date, if any, in accordance with the terms of your ICP and subject to applicable law. To the extent your earned Commission is not calculable on your termination date, it will be paid within a reasonable period after calculated and in accordance with the payroll schedule.
Quota Modifications: Okta may modify Quotas in the event a Participant’s ability to achieve Quota as set forth in a Plan Document is materially impacted due to an extraordinary event, change in business conditions, or other significant event as determined by Okta in its sole discretion. All Quota modifications must be approved by the IDSG and the Executive Leadership of Sales. A new Plan Document will be issued to the Participant when there are quota modifications.

7.Variable Pay Leave of Absence Policy
To the extent any Participant takes a leave of absence from Okta, the Participant will be paid any Commission earned during the leave of absence in accordance with the FY26 Variable Pay Leave of Absence Policy. The IDSG, in its sole discretion, may award a split Commission on sales that are not deemed Qualifying Bookings prior to the

Participant’s leave. Please refer to the FY26 Variable Pay Leave of Absence Policy for additional details regarding parental leave and other approved leaves of absence.

8.Plan Changes
The IDSG has sole and absolute discretion to make all determinations under this Plan and all ICPs and other commission-based goals adopted hereunder. This includes, without limitation, the right to modify the Plan, any ICPs and other commission-based goals, and the terms and conditions applicable to the same at any point in time. Plan Participants will be provided with written notification of any changes. In the event of such changes, however, Okta will continue to apply the then-current Plan to Qualifying Bookings closed prior to the change.
The IDSG also reserves the right to modify customer account lists or territory at any time and in its sole discretion. A Participant who receives a change in accounts or territory during the Plan Period will retain all Commission earned through the effective date of the change, subject to all other terms and conditions in the Plan.

9.Draw Policy
Recoverable Draw : Participants in an eligible role may receive an Advanced Recoverable Draw as documented in your offer letter or as otherwise provided. An Advanced Recoverable Draw is an advance on future commissions through payment of an Advanced Recoverable Draw for your benefit. The Advanced Recoverable Draw will be paid back to the Company through offsets from future commissions. Amounts advanced are a prepayment of wages and are not earned at the time of payment. Recoverable draw payments will immediately be offset by all commissions earned including SPIFFs. Once the Company recovers the total recoverable draw amount for the month, you will then be eligible to earn and be paid any additional monies you qualify for under your commission plan. If the amount of commission calculated under the commission plan exceeds your draw amount, you will be paid the difference in accordance with the Company's standard commission schedule. In the event of termination, Okta reserves the right to recover any unpaid draw balance from salary paychecks and termination pay until fully recovered, to the extent permitted by law.

Non-Recoverable Draw : A non-recoverable draw may be offered to an active participant as documented in your offer letter. A non-recoverable draw is a fixed payment in advance of earning commissions. If you are offered a non-recoverable draw, you will receive a monthly non-recoverable draw equal to a percentage of your monthly Target Incentive for the first 3 months of employment. The monthly Target Incentive is calculated based on the number of days within the month. If you have no earned commissions during this period, the full draw amount will be paid to you. If your earned commissions are less than the non-recoverable draw, you will receive as a draw the difference between your earned commissions and the non-recoverable draw for that month. If your earned commissions exceed the non-recoverable draw, you will receive no draw payment for that month. Additionally, if total commissions earned during the draw period exceeds the full value of the draw, any future draw payments will cease. Draw payments are aligned with commissions and paid one month in arrears. At the time your employment with the Company ends, regardless of the reason, you will not need to repay the Company any amount of the draw you’ve received to date. Should you terminate during any month that you are eligible for the non-recoverable draw, your non-recoverable draw will be calculated based on the number of days worked in the month.
If your start date is before the 15th of the month, then your draw eligibility will commence the first of the month in which you are hired, with the first draw payment being at the end of the month following your start date. If your start date is after the 15th of the month, then your draw eligibility will commence on the 1st of the month following your start date with the first draw payment being at the end of the second month following your start date.
10.Windfall Policy
The Sales Incentive Plan is based on management’s ability to accurately forecast and set realistic quotas that enable management to recognize and reward the Participant’s performance.
Unexpected scenarios, including but not limited to an un-forecasted deal or transaction where the Participant had little influence on any single deal or transaction with an opportunity amount greater than or equal to the amount of your annual or un-ramped quota, will be subject to review by the IDSG. The IDSG, in their sole discretion, will determine the amount of the incentive payable with respect to any such windfall transaction, and you may not receive standard commission rates for such deals. Options for determining such an amount include, but are not limited to, full quota credit with no quota adjustment, full quota credit with a quota adjustment, or a separate payout.

11.Plan Interpretation and Dispute Resolution
In the event that any provision of this Plan shall be invalid, illegal, or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
To the extent there is any disagreement between you and Okta concerning whether a Sale has been made and, if so, the amount of the Qualifying Bookings from such Sale and/or how the Qualifying Bookings from such Sale shall be recognized and paid out to you, the IDSG shall resolve such dispute in its sole and absolute discretion.

12.Rights and Restrictions
The Plan will not be deemed to give you the right to employment at Okta, nor will the Plan interfere with the right of Okta to discharge you at any time with or without cause. This Plan does not constitute a contract of employment. For United States employees, you are an “at-will” employee of Okta and may resign or be terminated from your employment with Okta at any time, with or without cause, for any reason.
You are required to comply with the Company’s policies including the Anti-Corruption Policy and Code of Conduct and are prohibited from assigning or giving any part of your compensation or any other consideration to any person or customer as an inducement or gratuity in aiding you to obtain an order, or accepting any gratuity or other consideration from third parties when engaged in sales and marketing activities. By signing each Acknowledgement Form under this Plan, you also agree that you have not and will not enter into a side agreement of any nature with a customer. Violation of these policies will be cause for appropriate disciplinary action, up to and including immediate termination.

13.Foreign Exchange Policy
For Participants employed by a foreign entity of the Company, you will receive an incentive plan with on-target payments, quotas and corresponding rates in the appropriate local currency in which you are paid. The currency conversion rate used is fixed at the beginning of the fiscal year. These rates will be reviewed and may be changed periodically by the Finance department as needed.
Wiki link: FY26 Exchange Rates